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                                                                     EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF NOVEMBER 1, 2002, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND THE OTHER PARTIES REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO A INVESTOR RIGHTS AGREEMENT, DATED AS OF [____], 2002, AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

                           VITALSTREAM HOLDINGS, INC.

                           CONVERTIBLE PROMISSORY NOTE

DATE OF ISSUANCE:  [_____], 2002                     PRINCIPAL AMOUNT:  $[_____]


          VitalStream Holdings, Inc., a Nevada corporation (the "COMPANY"), hereby promises to pay to the order of [_____] (the "HOLDER"), or its registered assigns, the principal amount of $[_____] together with interest thereon calculated from the date hereof on or before the earlier to occur of (a) the later to occur of (i) [_____], 2005 [INSERT THREE-YEAR ANNIVERSARY OF INITIAL CLOSING DATE] and (ii) the three-year anniversary of the Subsequent Closing Date and (b) the consummation of the sale of all or substantially all of the

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assets of the Company and its Subsidiaries  (the "MATURITY  DATE"),  subject to, and in accordance with, the provisions of this Note.

          This Note was issued pursuant to a Convertible Note and Warrant Purchase Agreement, dated as of November 1, 2002 (as amended and modified from time to time, the "NOTE PURCHASE AGREEMENT"), by and among the Company and the other parties referred to therein, and this Note is one of the "Convertible Notes" referred to in the Note Purchase Agreement.

          The obligations of the Company under this Convertible Note are guaranteed by certain Subsidiaries of the Company pursuant to a Guaranty, dated as of [_____], 2002 [INSERT INITIAL CLOSING DATE (OR, IF THE INITIAL CLOSING IS NOT CONSUMMATED, THE SUBSEQUENT CLOSING DATE)] (as amended and modified from time to time, the "GUARANTY"), by and among the Company, and each Subsidiary and reference is made to such Guaranty for the terms and conditions governing the guaranty of the obligations of the Company under this Convertible Note.

          Except as defined in SECTION 8 or unless otherwise indicated herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Note Purchase Agreement.

          1.      PAYMENT OF INTEREST.

          (a)     GENERALLY. Except as otherwise expressly provided in
SECTION 4(b), interest shall accrue at a rate of ten percent (10%) per annum (computed on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the Holder of this Note all accrued interest on the last day of each of March, June, September and December, beginning on December 31, 2002. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the Holder of this Note. Any accrued interest which for any reason has not theretofore been paid, shall be paid in full on the date on which the final principal payment on this
Note is made.

          2.      PAYMENT OF PRINCIPAL.

          (a) SCHEDULED PAYMENT. The Company shall pay the principal amount of $[_____] (or such lesser principal amount then outstanding) to the Holder of this Note on the Maturity Date, together with all accrued and unpaid interest on the principal amount being repaid.

          (b)     PREPAYMENT.

          (i) GENERAL. The Notes are not prepayable except as expressly provided in this SECTION 2(b). At any time following the one-year anniversary of the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company

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may prepay (the "PREPAYMENT") all, but not less than all, of the outstanding principal amount of the Notes outstanding on the Prepayment Date (as defined below) together with all accrued and unpaid interest on such outstanding principal amount for an amount equal to the aggregate Prepayment Price of such Notes in accordance with, and pursuant to, the provisions of this SECTION 2(b).

          (ii) PREPAYMENT NOTICE AND OFFICER'S CERTIFICATE. If the Company elects to make the Prepayment, the Company shall deliver to each Holder of a Note at least forty-five (45) days prior to the date (the "PREPAYMENT DATE") on which the Prepayment is to be consummated (A) a written notice (a "PREPAYMENT NOTICE") of such election and (B) an Officer's Certificate, dated as of the date of the Prepayment Notice, stating that, as of such date, (1) the Company's Indebtedness to EBITDA Ratio that is less than or equal to 2 and (2) the Company's Current Ratio is greater than or equal to 1.5. The Prepayment Notice shall set forth (x) the Prepayment Date, (y) instructions regarding submission of wiring instructions by the Holder and tender of the Note(s) and (z) any other information the Company deems necessary or expedient in order to facilitate closing of the prepayment. Upon the delivery of the Prepayment Notice, the Company shall be obligated to purchase from each Holder of a Note outstanding on the Prepayment Date such Note at the Prepayment Price of such Note in accordance with, and pursuant to, the provisions of this SECTION 2(b).

          (iii) CLOSING OF THE PREPAYMENT. If the Company has elected to make the Prepayment pursuant to this SECTION 2(b), subject to SECTION 2(b)(iv) of this Note, the closing (the "PREPAYMENT CLOSING") of the Prepayment shall take place at the principal executive offices of the Company commencing at 9:00 a.m. local time on the Prepayment Date. At the Prepayment Closing, each Holder of a Note then outstanding shall deliver to the Company the Note or Notes held by such Holder, upon payment by the Company of the Prepayment Price of such Note or Notes to such Holder by a cashier's or certified check, or by wire transfer of immediately available funds to the such Holder. Any Prepayment of a Note shall not be deemed to have been effected until the Holder of such Note has received the Prepayment Price of such Note in accordance with this SECTION 2(b).

          (iv) CONDITIONS PRECEDENT TO PREPAYMENT. If the Company has elected to make the Prepayment pursuant to this SECTION 2(b), the obligation of each Holder of a Note to deliver the Note(s) then held by such Holder to the Company at the Prepayment Closing shall be subject to the fulfillment at or prior to the Prepayment Closing of each of the following conditions, any and all of which may be waived in whole or in part in writing by such Holder to the extent permitted by applicable law:

                  (A) The Company shall have duly adopted, executed and filed with the Secretary of State of Nevada the Certificate of Designation which shall set forth the powers, preferences and rights establishing the terms and the relative rights and preferences of the Conversion Preferred and the Company shall not have adopted or filed any other document designating terms, relative rights or preferences of the Conversion Preferred. The Certificate of Designation shall be in full force and effect as of the Prepayment Date under the laws of the State of Nevada and shall not have been amended or modified.

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                  (B)    As of the Prepayment Date, (1) the Company's
     Indebtedness to EBITDA Ratio shall be less than or equal to 2 and (2) the Company's Current Ratio shall be greater than or equal to 1.5 and the Company shall have delivered to each Holder an Officer's Certificate, dated as of the date of the Prepayment Date, to that effect.

                  (C) The Company shall have tendered at the Prepayment Closing the Prepayment Price of all of the Notes then outstanding (including the Note or Notes then held by such Holder).

          (v) OPTIONAL CONVERSION IN LIEU OF PREPAYMENT. Notwithstanding the Company's right of Prepayment set forth in this SECTION 2(b), following the receipt of a Prepayment Notice by the Holder of a Note such Holder shall have the right to exercise its right to convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) pursuant to, and in accordance with, the provisions of SECTION 5 of this Note at any time on or before the day immediately prior to the date (the "FINAL PREPAYMENT CONVERSION DATE") which is 3 days immediately prior to the Prepayment Date. The principal amount outstanding under this Note not converted prior to the Final Prepayment Conversion Date pursuant to, and in accordance with, the provisions of SECTION 5 of this Note shall be subject to Prepayment on the Prepayment Date. Notwithstanding the foregoing, if the Company does not consummate the Prepayment on the Prepayment Date in accordance with the terms of SECTION 2(b) of this Note, the Holder shall have the right to exercise its right to convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) pursuant to, and in accordance with, the provisions of SECTION 5 of this Note at any time after the Prepayment Date.

          (vi) EXPENSES. If the Company has elected to make the Prepayment pursuant to this SECTION 2(b), the Company shall pay, and hold the Holders harmless against, the reasonable fees and expenses incurred by the Holders in connection with their determination whether to convert the Notes or accept the Prepayment Price for such Notes, which determination shall include such Holders' due diligence review of the Company and its Subsidiaries and the reasonable fees of one counsel selected by the Holders of a majority of the outstanding principal amount of the Notes; provided, however, the Company shall not be required to pay in excess of $10,000 pursuant to this SECTION 2(b)(vi). The Company shall reimburse the Holders of the Notes the fees and expenses described in this SECTION 2(b)(vi) on the Prepayment Date (regardless of whether any Notes are then outstanding on the Prepayment Date).

          3. PRO RATA PAYMENT. All payments (whether for principal, interest or otherwise) to the Holder of this Note, the Holders of any other Notes issued pursuant to the Note Purchase Agreement and the Holders of any other Notes issued upon the exchange or transfer of any portion of the outstanding principal amount of such Notes shall be made pro rata among such Holders based upon the aggregate unpaid or unconverted principal amount of the Note(s) held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary or otherwise) of principal, interest or other amount with respect to any Note in excess of such Holder's pro rata share of such payments obtained by all Holders of the Notes (other than as

                                       -4-
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expressly provided herein), by acceptance of a Note each such Holder agrees to purchase from the other Holders of the Notes a participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this SECTION 3.

          4.      EVENTS OF DEFAULT.

          (a) DEFINITION. For purposes of this Note, an "EVENT OF DEFAULT" shall be deemed to have occurred if:

          (i) the Closing (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement does not occur by December 15, 2002, due solely to the failure of the Company to satisfy one or more of the conditions set forth in
Section 7(b) of the Asset Purchase Agreement;

          (ii) the Company does not consummate the Prepayment on the Prepayment Date in accordance with the terms of SECTION 2(b) of this Note;

          (iii) the Company does not pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on this Note or the full amount of the outstanding principal amount of this Note and such amount remains unpaid for five (5) business days after notice to the Company by any Holder of a Note;

          (iv) the Company does not to perform or observe any other material covenant of the Company contained in this Note, or any other Transaction Agreement and such failure continues for a period of thirty (30) days after notice to the Company by any Holder of Notes;

          (v) any representation, warranty or information contained in the Note Purchase Agreement or any of the other Transaction Agreements or required to be furnished to the Holder of this Note pursuant to the Note Purchase Agreement or any of the other Transaction Agreements, or any writing required to be furnished by the Company to the Holder of this Notes, is false or misleading in any material respect on the date made or furnished (for purposes of this SECTION 2(b)(v), any representation, warranty or information that is false or misleading and results in an aggregate amount of Liabilities to the Company and the Company's Subsidiaries or diminution in value of their assets or securities (when compared with their value had such representation, warranty or information not be false or misleading) of more than $100,000 shall be deemed to be false or misleading in any material respect);

          (vi) the Company or any of its Subsidiaries makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or such Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or such Subsidiary is entered under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction (a "BANKRUPTCY LAW"); or the Company or such Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or such Subsidiary, or of any substantial part of the assets

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of the Company or such Subsidiary, or commences any proceeding relating to the
Company or such Subsidiary under any Bankruptcy Law; or any such petition or application is filed, or any such proceeding is commenced, against the Company or such Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 20 days;

          (vii) a judgment in excess of $100,000 is rendered against the Company or any Subsidiary and, within ninety (90) days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged in full; or

          (viii) the Company or any Subsidiary defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding $100,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding $100,000 to become due prior to its stated maturity.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          (b)     CONSEQUENCES OF EVENTS OF DEFAULT.

          (i) If any Event of Default has occurred and is continuing, the interest rate on this Note shall increase immediately by an increment of two percent (2%) (i.e., 200 basis points) to the extent permitted by applicable law. Thereafter, until such time as no Event of Default exists, the interest rate on this Note shall increase automatically at the end of each succeeding 30-day period by an additional increment of two percent (2%) (i.e., 200 basis points) to the extent permitted by applicable law, provided, however, that in no event shall the interest rate on this Note increase pursuant to this SECTION 4(b)(i) to a rate in excess of sixteen percent (16%) (i.e., 1600 basis points). Any increase of the interest rate on this Note resulting from the operation of this
SECTION 4(b)(i) shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this SECTION 4(b)(i)).

          (ii)    If an Event of Default of the type described in SECTION  4(a)
(vi) has occurred, the principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Holder of this Note, and the Company shall immediately pay to the Holder of this Note all amounts due and payable with respect to this Note.

          (iii) If any Event of Default (other than an Event of Default of the type described in SECTION 4(a)(vi)), has occurred and is continuing, the Holders of a majority of the principal amount of Notes outstanding may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate

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payment of all or any portion of the outstanding principal amount of this Note
(together with all such other amounts then due and payable). If such Holders demand any such immediate payment, then the Company will immediately pay to the Holder all amounts due and payable with respect to this Note.

          (iv) Each Holder shall also have any other rights which such Holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

          (v) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder of this Note may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

          5.      CONVERSION.

          (a)     RIGHT TO CONVERT; INITIAL CONVERSION PRICE; PREFERRED EQUITY
PRICE.

          (i)     At any time and from time to time prior to the payment of this
Note in full, subject to SECTION 2(b)(v) of this Note, the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) into a number of shares of the Conversion Stock (excluding any fractional share) determined by dividing (A) the sum of (1) the principal amount designated by such Holder to be converted PLUS (2) at the option of the Holder of this Note, any accrued and unpaid interest on the principal amount converted by (B) the Conversion Price then in effect. The initial Conversion Price shall be equal to (A) $1,100,000 DIVIDED BY (B) the difference between (1) the Fully Diluted Outstanding Common Stock DIVIDED BY
0.868 minus (2) the Fully Diluted Outstanding Common Stock.

          (ii) If, at any time prior to the payment of this Note in full, the Company issues any Preferred Equity Securities, then, subject to SECTION 2(b)(v) of this Note, at any time and from time to time prior to the payment of this
Note in full, the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) into a number of shares of any such Preferred Equity Securities (excluding any fractional share) determined by dividing the principal amount designated by such Holder (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) to be converted by the Preferred Equity Price of such Preferred Equity Securities then in effect. Notwithstanding the foregoing, if, in connection with the issuance of any Preferred Equity Securities, the Company also issues other Equity Securities and/or Debt Securities (such other Equity Securities and/or Debt Securities hereinafter referred to as "OTHER COMPANY SECURITIES"), the Holder shall, upon conversion pursuant to this SECTION 5(a)(ii), receive, at the same price (subject to adjustment as provided herein) and on the same terms as the purchasers of such Preferred Equity Securities and Other Company Securities, the amount of such Preferred Equity Securities and each Other Company Security issued in connection therewith (such amount of Preferred Equity Securities

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and Other Company Security to be in the same relative proportions as purchased by such purchasers) that the Holder of this Note would have received had the Holder of this Note paid an amount equal to the outstanding principal amount of this Note that the Holder of this Note is converting (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount to be converted).

          (iii) At any time and from time to time after the receipt of a Prepayment Notice and prior to the Final Prepayment Conversion Date, the Holder of this Note may convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) into a number of shares of Conversion Preferred (excluding any fractional share) determined by dividing (A) the product of (1) 1.1 MULTIPLIED BY (2) the sum of (x) the principal amount designated by such Holder to be converted PLUS (y) at the option of the Holder of this Note, any accrued and unpaid interest on the principal amount converted by (B) the Series A Liquidation Value (as defined in the Certificate of Designation).

          (b)     CONVERSION PROCEDURE.

          (i) The Holder of this Note may exercise its right to convert all or any portion of the outstanding principal amount of this Note (plus, at the option of the Holder, any accrued and unpaid interest on the principal amount converted) pursuant to SECTION 5(a) by delivering written notice to the Company setting forth (A) the outstanding principal amount of the Note that the Holder of this Note desires to convert, (B) the amount, if any, of any accrued and unpaid interest on such principal amount the Holder of this Note desires to convert, (C) whether the conversion shall be in accordance with SECTION 5(a)(i),
SECTION 5(a)(ii) or SECTION 5(a)(iii) and (D) with respect to a conversion pursuant to SECTION 5(a)(ii) only, if the Company has issued more than one class or series of Preferred Equity Securities, the class or series of Preferred Equity Securities which the Holder of this Note desires to convert the Note into. Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company (which, with respect to a conversion under SECTIONS 2(b)(v) AND 5(a)(iii) shall be the Prepayment Date). At such time as such conversion has been effected, the rights of the Holder of this Note as such Holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for (1) shares of Conversion Stock are to be issued upon such conversion pursuant to SECTION 5(a)(i), shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby as of the date of such conversion, (2) shares of Preferred Equity Securities (and, if applicable, the Other Company Securities) are to be issued upon such conversion pursuant to SECTION 5(a)(ii) shall be deemed to have become the holder or holders of record of the shares of Preferred Equity Securities (and, if applicable, the Other Company Securities) represented thereby as of the first date on which the Company issued such Preferred Equity Securities (and, if applicable, the Other Company Securities) or (3) shares of Conversion Preferred are to be issued upon such conversion pursuant to SECTION 5(a)(iii) shall be deemed to have become the holder or holders of record of the shares of Conversion Preferred represented thereby as of the date of such conversion; provided, however, for purposes of rights relating to

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dividends or interest with respect to any Preferred Equity Securities (and, if applicable, the Other Company Securities) only, such date shall be the date of such conversion.

          (ii) Notwithstanding any other provision hereof, if a conversion of all or any portion of this Note is to be made in connection with a registered public offering, a sale of the Company or any other transaction or any other event, the conversion of any portion of this Note may, at the election of the Holder hereof, be conditioned upon the consummation of the public offering or the sale of the Company, in which case such conversion shall not be deemed to be effective until the consummation of such transaction or such event.

          (iii) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause (A) below), the Company shall deliver to the converting Holder:

                  (A) a certificate or certificates representing the number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, the Other Company Securities) or Conversion Preferred (excluding any fractional shares) issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Holder has specified;

                  (B) payment in an amount equal to the sum of the amount payable under SECTION 5(b)(iv) plus an amount equal to all accrued interest with respect to the principal amount converted which has not been paid prior thereto or which has not been converted at the election of the converting Holder in accordance with the terms hereof; and

                  (C) a new Note representing any portion of the principal amount which was represented by this Note which was not converted.

          (iv) If any fractional share of Conversion Stock, Preferred Equity Securities (or, if applicable, Other Company Securities) or Conversion Preferred would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the Market Price of such fractional share as of the date of such conversion.

          (v) The issuance of certificates for shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Conversion Stock, Preferred Equity Securities (and, if applicable, the Other Company Securities) or Conversion Preferred issuable with respect to such conversion shall be validly issued, fully paid and non-assessable and free from all liens and charges with respect to the issuance thereof.

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          (vi)    The Company shall not close its books against the transfer of
Conversion Stock, Preferred Equity Securities (or, if applicable, Other Company Securities) or Conversion Preferred issued or issuable upon conversion of this
Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any Holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

          (vii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, solely for the purpose of issuance upon the conversion of the Note, such number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred issuable upon the conversion of all outstanding Notes. All shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

          (c)     CONVERSION PRICE.

          (i) In order to prevent dilution of the conversion rights granted under SECTION 5(a)(i), the Conversion Price shall be subject to adjustment from time to time pursuant to this SECTION 5(c).

          (ii) If and whenever on or after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date) the Company issues or sells, or in accordance with SECTION 5(d) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale, plus (2) the consideration, if any, received by the Company upon such issuance or sale by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale; provided that no adjustment shall be made in the Conversion Price as a result of any issuance (or, in accordance with SECTION 5(d) any deemed issuance or sale) of shares of its Common Stock: (A) which are included in the calculation of the number of shares of Fully Diluted Outstanding Common Stock, (B) upon issuance of any Notes pursuant to the Note Purchase Agreement, (C) upon issuance of any Warrants pursuant to the Note Purchase

Agreement, (D) upon conversion of any Notes, (E) upon exercise of any Warrants,
(F) upon exercise of any Options or conversion of any Convertible Securities outstanding on the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), (G) to directors or employees of, or consultants to, the Company and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Company's board of directors (including any shares of its Common Stock issued or issuable upon exercise of Options granted pursuant to such plans), up to an aggregate of 8,000,000 shares of Common Stock (including any shares of its Common Stock issued (or, in accordance with SECTION 5(d) any deemed issuance or sale) pursuant to such plans before, on or after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date)) (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock), (H) as a dividend or other distribution on the outstanding shares of its Common Stock (provided such dividend or other distribution causes an adjustment to the Conversion Price pursuant to SECTION 5(e)), (I) in connection with a stock split or subdivision of its outstanding Common Stock (provided such stock split or subdivision causes an adjustment to the Conversion Price pursuant to SECTION 5(e)) or (J) in connection with equipment lease financing transactions, real estate leasing transactions, strategic partnering arrangements and other similar transaction provided such issuances are (1) approved by the Company's board of directors and (2) primarily for purposes other than an Equity Securities or Debt Securities financing (including any shares of its Common Stock issued or issuable upon exercise of Options or conversion of Convertible Securities granted in connection therewith).

          (d) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under SECTION 5(c), the following shall be applicable:

          (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this SECTION 5, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing
(A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such

Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this SECTION 5, the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this SECTION 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all Holders of the Notes. For purposes of this SECTION 5(d), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Note are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

          (iv) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the Holders of a majority of the outstanding principal amount of the Notes. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Holders of a majority of the outstanding principal amount of the Notes. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

          (v) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

          (vi) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (vii) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (e) SUBDIVISION OR COMBINATION. If, after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing
Date), the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock or Preferred Equity Securities into a greater number of shares, each of the Conversion Price and the Preferred Equity Price in respect of such class of Preferred Equity Securities in effect immediately prior to such subdivision shall be proportionately reduced, and if, after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock or Preferred Equity Securities into a smaller number of shares, each of the Conversion Price and the Preferred Equity Price in respect of such class of Preferred Equity Securities in effect immediately prior to such combination shall be proportionately increased.(1) If, after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date), the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Other Company Securities into a greater number of shares, the purchase price per share of the shares of such Other Company Securities shall be proportionately reduced and the number of shares of such class of Other Company Securities which the Holder of this Note would be entitled upon conversion shall be proportionately increased, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Other Company Securities into a into a smaller number of shares, the purchase price per share of the shares of such Other Company Securities shall be proportionately increased and the number of shares of such class of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be proportionately decreased.(2)

          (f) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, is referred to herein as an "ORGANIC CHANGE". Prior to the consummation of any Organic Change, the Company shall make lawful and adequate provision (in form and substance satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) to insure that each of the Holders of the Notes shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, immediately theretofore acquirable and receivable upon the conversion of such Holder's Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, immediately theretofore acquirable and receivable upon conversion of such

----------
     (1) For example only, (1) if the Company consummates a two for one stock split of its Common Stock, the Conversion Price or Preferred Equity Price, as the case may be, shall be reduced to fifty percent of the Conversion Price or Preferred Equity Price, as the case may be, theretofore in effect and (2) if the Company consummates a one for two reverse stock split of its Common Stock, the Conversion Price or Preferred Equity Price, as the case may be, shall be increased to two hundred percent of the Conversion Price or Preferred Equity Price, as the case may be, theretofore in effect.

     (2) For example only, (1) if the Company consummates a two for one stock split of any of its Other Company Securities, the purchase price per share of the shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be reduced by fifty percent and the number of shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be increased by two hundred percent and (2) if the Company consummates a one for two reverse stock split of any of its Other Company Securities, the purchase price per share of the shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be increased by two hundred percent and the number of shares of such Other Company Securities which the Holder of this Note would be entitled upon conversion shall be reduced by fifty percent.

Holder's Note had such Organic Change not taken place. In any such case, appropriate provision (in form and substance satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to such Holder's rights and interests to insure that the provisions of this SECTION 5 and SECTION 6 and SECTION 7 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Notes (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price or Preferred Equity Price, as the case may be, to the value for the Common Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock, Conversion Preferred or Preferred Equity Securities (and, if applicable, Other Company Securities), as the case may be, acquirable and receivable upon conversion of the Notes, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding), the obligation to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire.

          (g) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this SECTION 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in each of the Conversion Price and the Preferred Equity Price and/or the quantity of Other Company Securities issuable upon conversion of this Note so as to protect the rights of the Holders of the Notes; provided that no such adjustment shall increase the Conversion Price or Preferred Equity Price as otherwise determined pursuant to this SECTION 5 or decrease the number of shares of Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred issuable upon conversion of the Notes then outstanding.

          (h)     NOTICES.

          (i) Immediately upon any adjustment of the Conversion Price or Preferred Equity Price, the Company shall send written notice thereof to the Holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Company shall send written notice to the Holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, (B) with respect to any pro rata subscription offer to holders of Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Company shall also give at least twenty (20) days prior written notice of the date on which any Organic Change, dissolution or liquidation shall take place.

          6. LIQUIDATING DIVIDENDS. If the Company declares a dividend upon the Conversion Stock, any Preferred Equity Securities (and, if applicable, Other Company Securities) or the Conversion Preferred payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company shall pay to the Holder of this Note at the time of payment thereof the Liquidating Dividend which would have been paid to the Holder of this Note on, at the option of the Holder of this Note, the Conversion Stock, Preferred Equity Securities (and, if applicable, Other Company Securities) or Conversion Preferred, as the case may be, had this Note been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          7. PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Conversion Stock (the "PURCHASE RIGHTS"), then the Holder of this Note shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Conversion Stock acquirable upon complete conversion of this Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Conversion Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

          8. DEFINITIONS. For purposes of this Note, the following capitalized terms have the following meanings:

          "ASSET PURCHASE AGREEMENT" means that certain Asset Purchase Agreement, dated as of November 1, 2002, by and among the Company, VitalStream Broadcasting Corp., Epoch Networks, Inc. and Epoch Hosting, Inc., as amended, modified, restated, superseded or replaced from time to time.

          "ASSET PURCHASE AGREEMENT SHARES" means the aggregate number of shares of Common Stock issued by the Company pursuant to Section 2(c), Section 2(d),
Section 2(e) and Section 2(f) of the Asset Purchase Agreement.

          "CASH" means cash and cash equivalents (including marketable securities and short term Investments).

          "CERTIFICATE OF DESIGNATION" has the meaning ascribed thereto in the Note Purchase Agreement.

          "COMMON STOCK" means the common stock, par value $0.001 per share, and any capital stock of any class of the Company (other than any Preferred Equity Securities or the

Conversion Preferred) hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

          "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to SECTION 5(d) of this Note regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon exercise of the Notes.

          "CONVERSION PREFERRED" means the 2002 Series A Preferred Stock, $0.001 par value, of the Company having the rights and preferences set forth in the Certificate of Designation.

          "CONVERSION STOCK" means shares of the Company's authorized but unissued Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Notes are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "CONVERSION STOCK" shall mean one share of the security issuable upon conversion of this Note if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "CONVERTIBLE SECURITIES" means any capital stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

          "CURRENT RATIO" means, with respect to the Company as of any date, the ratio of (a) the aggregate amount of all current assets of the Company and the Company's Subsidiaries on a consolidated basis as of such date to (b) the aggregate amount of all current Liabilities of Company and the Company's Subsidiaries on a consolidated basis as of such date, in each case as determined
(i) in accordance with GAAP applied on a consistent basis in accordance past practice and (ii) after giving effect to the payment of the aggregate Prepayment Price for the Notes outstanding as of such date.

          "DEBT SECURITY" means any note, bond, debenture or other instrument or security evidencing Indebtedness.

          "EBITDA" means, with respect to any period of any Person, (a) the net income or loss (excluding extraordinary or non-recurring items) of such Person for such period PLUS (b) the sum of the amount of each of the following for such Person for such period to the extent deducted in the computation of such net income or loss: (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense (each item referred to in clauses (a) and (b) above to be calculated in accordance with GAAP in accordance with such Person's past practice on a consistent basis, in each case on a consolidated basis).

          "EQUITY SECURITIES" means (a) any capital stock or other equity security, (b) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing any profit participation features, (c) any warrants, options or other rights directly or indirectly to subscribe for or to purchase any capital stock, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock, other equity security or security containing profit participation features, or (d) any stock appreciation rights, phantom stock rights or other similar rights.

          "FULLY DILUTED OUTSTANDING COMMON STOCK" means the sum of (a) the number of shares of Common Stock actually outstanding on the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing
Date), as determined immediately prior to the consummation of the transactions contemplated by the Asset Purchase Agreement, (b) the number of Merger Agreement Shares, (c) the number of Option Shares and (d) the number of Asset Purchase Agreement Shares.

          "GAAP" means United States generally accepted accounting principles as in affect from time to time on a consistent basis.

          "GUARANTEE" means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, to provide reimbursement, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the Ordinary Course of Business.

          "HOLDERS" means all the holders of the Notes.

          "INDEBTEDNESS" means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other Debt Security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness Guaranteed in any manner by a Person (including, without limitation, guaranties in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases and (g) any indebtedness secured by a Lien on a Person's assets.

          "INDEBTEDNESS TO EBITDA RATIO" means, with respect to the Company as of any date, the quotient of (a) the aggregate amount of Indebtedness of the Company and the Company's Subsidiaries as determined (i) on a consolidated basis as of such date, (ii) in accordance with GAAP applied on a consistent basis in accordance past practice and (iii) after giving effect to the payment of the aggregate Prepayment Price for the Notes outstanding as of such date DIVIDED BY
(b) the product of (i) the EBITDA of the Company and the Company's

Subsidiaries as determined on a consolidated basis for the three-calendar-month period ending on the last day of the calendar month that is two months prior to the calendar month in which the Indebtedness to EBITDA Ratio is to be calculated MULTIPLIED BY (ii) four.

          "INITIAL CLOSING DATE" has the meaning set forth in the Note Purchase Agreement.

          "LIABILITY" means any liability or obligation of whatever kind or nature (whether known or unknown, whether assert or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for taxes.

          "LIEN" means any mortgage, pledge, restriction, security interest, encumbrance, option, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

          "MARKET PRICE" of any security means (a) if such security is listed on an exchange, the average closing price of such security on the principal exchange on which such security is listed, or, if there has been no sale on any such exchange on any day, the average closing price of such security on the principal exchange on the most recent day on which sales of such security have taken place on such exchange or (b) if such security is not listed on an exchange but is quoted through the NASDAQ System, or on the domestic over-the-counter market as reported by the National Quotation Bureau, the average of the closing sales prices as reported by the NASDAQ System or the National Quotation Bureau, as applicable, over a period of 5 days consisting of the day as of which "MARKET PRICE" is being determined and the 4 consecutive business days prior to such day on which trades were reported in such security. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "MARKET PRICE" shall be the fair value thereof determined jointly by the Company and the Holders of a majority of the outstanding principal amount of the Notes. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Holders of a majority of the outstanding principal amount of the Notes. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

          "MERGER AGREEMENT" means that certain Merger Agreement, dated as of February 13, 2002, among the Company, VitalStream, Inc., and VitalStream Operating Corporation.

          "MERGER AGREEMENT SHARES" means the aggregate number of shares of Common Stock issued by the Company after the Subsequent Closing Date (or, if the Subsequent Closing is not consummated, the Initial Closing Date) pursuant to
Section 1.4(b) of the Merger Agreement
and each of Section 1.4(c)(iii), Section 1.4(c)(iv), Section 1.4(c)(v) and
Section 1.4(c)(vi) (with respect to Section 1.4(c)(vi), such number of shares, as of the date hereof, is expected to be 1,752,982 shares of Common Stock, which shares of Common Stock the Company expects to issue on or about November 15,
2002) of the Merger Agreement (as each such section may be amended, modified, restated, superseded or replaced from time to time).

          "MERGER CLOSING DATE" means April 23, 2002.

          "NETWORKS" means Epoch Networks, Inc.

          "NOTES" means this Note together with (a) any other "Convertible Notes" issued pursuant to the Note Purchase Agreement and (b) any Notes issued upon the exchange or transfer or in replacement or substitution of all or any portion of the outstanding principal amount of such Notes.

          "OFFICER'S CERTIFICATE" means a certificate signed by the Company's president or its chief financial officer, stating that (a) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (b) to such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

          "OPTIONS" means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

          "OPTION SHARES" means the aggregate number of shares of capital stock issued by the Company pursuant to (a) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time, (b) that certain Option Agreement, dated as of May 10, 2002, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, (c) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Kevin Herzog, as amended, modified, restated, superseded or replaced from time to time, (d) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and David R. Williams, as amended, modified, restated, superseded or replaced from time to time, and
(e) that certain Option Agreement, dated as of November 1, 2001, by and between the Company and Steve Smith, as amended, modified, restated, superseded or replaced from time to time.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other similar entity or organization or a governmental entity or any department, agency or political subdivision thereof.

          "PREFERRED EQUITY PRICE" means, with respect to any Preferred Equity Security as of any date, the lowest net price per share at which any such share of Preferred Equity Security has been issued or sold (or deemed to have been issued or sold) on or prior to such date.

          "PREFERRED EQUITY SECURITIES" means any Equity Security of the Company (other than the Conversion Preferred) that ranks senior to the Common Stock as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Company, or any Debt Security that is issued with any Equity Security.

          "PREPAYMENT PRICE" means, with respect to any Note, the product of (a) the outstanding principal amount of such Note plus all accrued and unpaid interest on the principal amount of such Note through and including the Prepayment Date MULTIPLIED BY (b) 1.1.

          "SUBSEQUENT CLOSING DATE" has the meaning set forth in the Note Purchase Agreement.

          "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "TRANSACTION AGREEMENTS" means the Notes, the Guaranty, the Certificate of Designation, the Warrants, the Note Purchase Agreement, the Investor Rights Agreement, the Registration Agreement, the Asset Purchase Agreement and all other agreements and instruments contemplated by each of the foregoing to which the Company or any of its Subsidiaries is a party other than the Customer Migration Agreement (as defined in the Asset Purchase Agreement), the Colocation Agreement (as defined in the Asset Purchase Agreement) and the Master Access Agreement (as defined in the Asset Purchase Agreement).

          "WARRANTS" has the meaning set forth in the Note Purchase Agreement.

          9. REGISTERED HOLDER; OWNERSHIP. As used in this Note, references to a "Holder" of a Note shall mean the registered Holder of such Note as set forth in the Company's records. The Holder of this Note is the Holder of such Note with respect to the principal and interest in respect of such Note.

          10. NOTE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Note is exchangeable, upon the surrender of this Note by the Holder at the principal office of the Company, for one or more new Notes of like tenor representing in the aggregate the rights hereunder, and each such new Note will represent such portion of such rights as is designated by the Holder of this Note at the time of such surrender.

          11. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder executed under penalty of perjury being satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of this Note, the Company will execute and deliver in lieu of this Note a new Note of like kind representing the rights represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note.

          12. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

          13. PAYMENTS. All payments to be made to the Holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

          14. PLACE OF PAYMENT. Payments of principal and interest shall be delivered to Holder, or its registered assigns, at the address of the Holder set forth in the Company's records or to such other address or to the attention of such other Person as specified by prior written notice delivered by the Holder to the Company.

          15. DESCRIPTIVE HEADINGS; INTERPRETATION. Section headings used in this Note are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Note. The use of the word "including" or any variation or derivative thereof in this Note is by way of example rather than by limitation.

          16. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient. Such notices, demands and other communications shall be sent to (i) the Holder of this Note at the address of the Holder set forth in the Company's records and (ii) the Company at the address indicated below:

                  One Jenner, Suite 100

                  Irvine, California 92618
                  Facsimile: (949) 453-8686
                  Attention: Philip N. Kaplan, Chief Operating Officer

                  with a copy (which shall not constitute notice to the Company) to:

                  Stoel Rives LLP
                  201 South Main Street, Suite 1100
                  Salt Lake City, Utah 84111
                  Facsimile: (801) 578-6999
                  Attention: Bryan T. Allen, Esq.

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party.

          17. BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of California, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

          18. USURY LAWS. It is the intention of the Company and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder of this Note resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder of this Note either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

          19. TIME OF ESSENCE. Time is of the essence for the performance by the Company of the obligations set forth in this Note.

          20. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of a majority of the outstanding principal amount of the Notes; provided that no such action shall change (a) the principal amount outstanding or the rate at which or the manner in which interest accrues on this Note or the times at which such interest becomes payable or (b) the Conversion Price, the Preferred Equity Price or the number of shares or the class of stock into which this Note is convertible, without the written consent of the Holder of this Note.

          21. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS NOTE, EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          22. JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA. BY EXECUTING AND DELIVERING THIS NOTE, THE COMPANY, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. THE COMPANY HEREBY WAIVES ANY CLAIM THAT NEW YORK CITY, NEW YORK OR LOS ANGELES, CALIFORNIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

          23. WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY in any litigation in any court with respect to, in connection with, or arising out of this Note or the validity, protection, interpretation, collection or enforcement of this Note; AND THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO INTERPOSE ANY SETOFF OR COUNTERCLAIM OR CROSS-

CLAIM in connection with any such litigation, irrespective of the nature of such setoff, counterclaim or cross-claim except to the extent that the failure so to assert any such setoff, counterclaim or cross-claim would permanently preclude the prosecution of or recovery upon same. THE COMPANY AGREES THAT THIS SECTION 23 IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND ACKNOWLEDGES THAT THE HOLDER OF THIS NOTE WOULD NOT HAVE EXTENDED TO THE COMPANY THE LOANS IN RESPECT OF WHICH THIS NOTE WAS ISSUED AND SOLD HEREUNDER IF THIS SECTION 23 WERE NOT PART OF THIS NOTE.

                                    * * * * *

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written.


                         VITALSTREAM HOLDINGS, INC.


                         By:
                             -----------------------------------------
                             Name:
                             Title:

[Corporate Seal]


Attest:


--------------------------------
Name:
Title: